UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	April 17, 2008

THE MARCUS CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	1-12609	39-1139844
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125
(Address of principal executive offices, including zip code)
(414) 905-1000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Issuance of Notes

        On April 17, 2008, in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, The Marcus Corporation (the “Company”) issued and sold $60 million in principal amount of the Company’s senior notes in two tranches: $15 million in 5.89% Series A Senior Notes, Tranche A, due April 17, 2018 (the “Tranche A Notes”) and $45 million in 6.55% Series A Senior Notes, Tranche B, due April 17, 2020 (the “Tranche B Notes,” and together with the Tranche A Notes, the “Notes”). The Company issued and sold the Notes pursuant to a Note Purchase Agreement, dated as of April 17, 2008, by and among the Company and the purchasers of the Notes (the “Agreement”). The proceeds from the Notes were used to reduce existing borrowings under the Company’s revolving credit facility.

        The Notes require annual principal payments in varying installments beginning on April 17, 2012 (Tranche A Notes) and April 17, 2016 (Tranche B Notes) and will rank pari passu in right of payment with all other senior unsecured debt (as defined in the Agreement) of the Company. The Agreement permits the Company to issue and sell additional series of its unsecured promissory notes under the Agreement, subject to certain terms and conditions described in the Agreement, including an overall limit on the combined principal amount of the Notes and all such additional notes of $250 million.

        The Agreement contains various restrictions and covenants applicable to the Company and certain of its subsidiaries. Among other requirements, the Agreement limits the Company’s permissible debt to total capitalization ratio and requires the Company to maintain a minimum operating cash flow to fixed charge ratio, as defined in the Agreement.

        The description of the Agreement set forth above is qualified by reference to the Agreement filed herewith as Exhibit 4.1 and incorporated herein by reference.

Amendment and Restatement of Credit Agreement

        On April 18, 2008, the Company entered into an amendment and restatement of its existing revolving credit facility (the “Amended and Restated Credit Agreement”) among the Company and several banks, including U.S. Bank National Association and J.P. Morgan Securities Inc. as Co-Lead Arrangers, replacing the Company’s existing $125 million credit facility. The Company intends to use the new revolving credit facility for general corporate purposes.

        The Amended and Restated Credit Agreement provides for a revolving credit facility that matures on April 18, 2013. The initial maximum aggregate amount of availability under the revolving credit facility is $175 million (with no amounts drawn as of April 18, 2008). Availability under the revolving credit facility is reduced by outstanding commercial paper borrowings, which were approximately $63 million as of April 18, 2008. The Company may request to increase the maximum aggregate amount of availability under the revolving credit facility to up to $225 million, subject to certain conditions, which include, among other things, the absence of any default or event of default under the Amended and Restated Credit Agreement.

        Under the revolving credit facility, the Company has agreed to pay a facility fee, payable quarterly, equal to 0.15% to 0.25% of the total facility, depending on the Company’s funded debt to total capitalization ratio, as defined in the Amended and Restated Credit Agreement. Borrowings under the revolving credit facility bear interest, payable no less frequently than quarterly, at (a) the Offshore Rate (LIBOR based) plus between 0.60% and 1.00% (based on the Company’s funded debt to total capitalization ratio) or (b) a base rate determined by reference to the greater of the prime rate of interest or 0.50% above the federal funds rate.

        The Amended and Restated Credit Agreement contains various restrictions and covenants applicable to the Company and certain of its subsidiaries. Among other requirements, the Amended and Restated Credit Agreement limits the Company’s permissible funded debt to total capitalization ratio and requires the Company to maintain a minimum fixed charge coverage ratio (adjusted consolidated cash flow to interest and rental expense), as defined in the Agreement.

        The description of the Amended and Restated Credit Agreement set forth above is qualified by reference to the Amended and Restated Credit Agreement filed herewith as Exhibit 4.2 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibits are being filed herewith:

(4.1)	Note Purchase Agreement, dated as of April 17, 2008, by and among The Marcus Corporation and Purchasers listed in Schedule A attached thereto.[1]

(4.2)	Amended and Restated Credit Agreement, dated as of April 18, 2008 among The Marcus Corporation, the financial institutions party thereto, and U.S. Bank National Association, as Administrative Agent.[2]

        1 The schedules and exhibits to this document have not been filed with the Securities and Exchange Commission because they do not contain information which is material to an investment decision. The Company agrees to furnish supplementally a copy of any such schedule or exhibit to the Securities and Exchange Commission upon request.

        2 See Footnote 1 above.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MARCUS CORPORATION
Date: April 23, 2008	By: /s/ Douglas A. Neis
Douglas A. Neis
Chief Financial Officer and Treasurer

THE MARCUS CORPORATION

Exhibit Index to Current Report on Form 8-K

Exhibit
Number

(4.1)	Note Purchase Agreement, dated as of April 17, 2008, by and among The Marcus Corporation and Purchasers listed in Schedule A attached thereto.

(4.2)	Amended and Restated Credit Agreement, dated as of April 18, 2008 among The Marcus Corporation, the financial institutions party thereto, and U.S. Bank National Association, as Administrative Agent.